Exhibit 10.82

National Automation Services, Inc.
PO Box 400775
Las Vegas, NV 89140

Wellington Shields & Co.
140 Broadway, 44th Fl.
New York, NY 10005

July 15, 2013

July 15, 2013

Robert Chance
National Automation Services, Inc.
PO Box 400775
Las Vegas, NV 89140

Re: Proposed Public Offering

Dear Mr. Robert Chance,

We are pleased to submit the following proposal with respect to a public offering by National Automation Services, Inc. (“the Company” or “NASV”) of $30,000,000 consisting of the Company’s Common Shares that will be listed on NASDAQ or AMEX, the price and terms of which shall be determined by the market price prior to the Effective Date of the offering closing. This letter states certain conditions and assumptions upon the proposed offering by Wellington Shields and Co. (“Wellington Shields”). It is our intent, immediately prior to the Effective Date, to enter into an exclusive Underwriting Agreement with the Company. The underwriter/broker will act as agent on a “Firm Commitment” basis. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character and among other things, provide for the following:

I.
Term of Retention.  This exclusive Engagement Agreement and the Company’s engagement of Wellington Shields as managing underwriter/broker shall commence at the signing of this document and continue for two (2) months after the SEC provides a Notice of Effectiveness on the registration statement. Expiration or cancellation of this Agreement shall not affect Wellington Shields’ right to a Success Fee if conversations between the Company and Buyer/Seller, or other participating entities, have begun prior to the expiration or are ongoing at the expiration of such two (2) month period, in which case Wellington Shields shall continue to be protected and to be entitled to the Success Fee set forth herein for as long as those conversations will continue.

II.	Expenses. Wellington Shields shall be compensated as follows:

a)	An underwriting fee of seven percent (7%) of the amount raised in the Public Offering.

b)
The sale to Wellington Shields and/or its designees, at the time of the closing of the offering specified in the Underwriting Agreement (the “Closing Date”) of warrants (the “Underwriter’s Warrants”) to purchase that aggregate number of shares as would be equal to three percent (3%) of the total number of shares sold pursuant to the public offering. Neither the Underwriter’s Warrants nor any of the securities underlying the Underwriter’s Warrants (collectively, the Underlying Underwriter’s Warrants and Underlying Underwriter’s Securities”) shall be redeemable by the Company.  The Underwriter’s Warrants and Underlying Underwriter’s Securities are hereinafter sometimes collectively referred to as the “Underwriter’s Securities”.

The Underwriter’s Warrants will be exercisable between the first and fifth anniversary dates of the Effective Date (the “Warrant Exercise Term”).  Wellington Shields will agree that during the (1) year period following the Effective Date, it will not transfer the Underwriter’s Warrants or the underlying Underwriter’s Securities, except to Wellington Shields officers, partners or members of the selling group. The Underwriter’s Warrants shall be exercisable at a price per unit equal to one hundred and twenty percent (120%) of the public offering price of the common shares and shall be exercisable at any time from time to time, in whole or in part, during the warrant Exercise Term. The Underwriter’s Warrants shall contain such terms and conditions as are satisfactory in form and substance to Wellington Shields, the Company and their respective counsel, including, without limitation anti-dilution and exercise provisions.

c)
The Company will bear all fees, disbursements and expenses (including but not limited to all representations) in connection with the proposed offering, including, without limitation, the Company’s legal and accounting fees and disbursements, the costs of preparing, printing and delivering the Registration Statement, Prospectus and amendments, post-effective amendments and supplements thereto.

d)
In order to reimburse Wellington Shields expenses customarily incurred by an underwriter during the process, the Company shall pay to Wellington Shields a success-based non-accountable expense allowance in the amount of two (2%) of the gross proceeds of the offering (including the over-allotment option). In addition to the non-accountable expenses, the Company shall reimburse Wellington Shields for incurred expenses. All incurred expenses shall be preapproved and prepaid by the Company, including due diligence expenses. Unaccountable expenses shall be disbursed only at the time of Closing. In addition, the Company agrees to be responsible for the legal fees of counsel that Wellington Shields will incur.

e)
If the Company closes a Placement or a Transaction during the Term of this Agreement, for the twelve (12) month period commencing on the later of (i) the date of the closing of the Placement or (ii) the date of the closing of any Transaction, Wellington Shields shall have a preferential right whereby the Company will offer Wellington Shields the first opportunity to provide any financing arrangements to the Company, with the role of Wellington Shields, if any, to be determined at that time.  In addition, for the one (1) year period commencing on the termination or expiration of the term of this Engagement Agreement, Wellington Shields shall have a preferential right to participate as co-manager with no less than 25% economic interest (fees) in providing any financing arrangements for the Company or pay a breakup fee of $200,000.

f)
The Company shall retain as its accountants a firm of independent certified public accountants acceptable to Wellington Shields for twelve (12) months from the closing of the offering. Such accounting firm shall have responsibility for the preparation of the financial statements and financial exhibits, if any, to be included in the Registration Statement, and shall prepare all certified financial statements and schedules to be included in the Registration Statement. The Company shall retain as its lawyers a firm acceptable to Wellington Shields, which is expert in securities law matters and in the regulatory aspects of the Company proposed business for a period of twelve (12) months.

g)	If the sale of the shares is completed:

(1)
The Company shall be legally responsible for maintaining and executing an active and vigorous investor relations program for a period of twelve (12) months following the completion of the offering. The Company shall retain continuously an investor/public relations firm reasonably acceptable to Wellington Shields   for a period of twelve (12) months from the completion of the Offering.

(2)
For a period of not less than twelve (12) months from the Effective Date, the Company will provide to Wellington Shields on a timely basis quarterly statements setting forth such information regarding the Company's operations and financial position (including balance sheet, profit and loss statements and data regarding outstanding purchase orders) as is regularly prepared by management of.

The Company represents and warrants to Wellington Shields that (i) it is not obligated to pay a finder's fee or consulting fee to anyone in connection with the introduction of the Company to Wellington Shields in connection with its Public Offering: (ii) except for compensation paid to Wellington Shields during the prior twelve months, it has not paid any moneys or other compensation or issued any securities to any member of the FINRA, or to any affiliate or associate of such a member, or to any person in consideration for such person raising funds for the Company, or providing consulting services to the Company, (iii) no such compensation has heretofore been paid to any third party regarding this Public Offering, except for payment to Wellington Shields hereunder; no holder of the Company's securities has (A) any right to "piggyback" its securities on the Registration Statement or (B) any right to demand registration of its securities.

Wellington Shields reserves the right, in its sole discretion, to reduce any item of its compensation or adjust downward the terms thereof (including the number, type and exercise price of the Underwriter's Warrants) as specified herein in the event that a determination should be made by the FINRA and/or the securities department of any jurisdiction in which the offering is "Blue Skied" to the effect that its aggregate compensation is excessive or that the terms thereof require such adjustment. Any such reduction or adjustment shall not affect any other terms or provisions of the Letter of Intent.

It is our intention to enter into the Underwriting Agreement on or immediately prior to the Effective Date, however, Wellington Shields reserves the right not to proceed with the offering if, in its sole judgment, (i) market conditions are unsuitable for such offering at the price per Security set forth on page 1 hereof and if the Company and Wellington Shields cannot agree on another price or structure; (ii) information comes to Wellington Shields' attention relating the Company, its management or its position in the industry which would preclude a successful public offering: (iii)  a material adverse change has occurred in the financial condition, business or prospects of the Company, (iv)  the Company has failed to (a) expeditiously proceed with the offering, including the preparation, execution and filing with all necessary governmental authorities of the Registration Statement on Form S-1. (b) cooperate with Wellington Shields in requesting effectiveness of the Registration Statement at such time as Wellington Shields may deem appropriate: or (c) comply with all applicable statutes, laws, rules and regulations; or (v) the Company cannot expeditiously proceed with the offering; or (vi)  the FINRA determines that any payment (including cash and/or securities) paid by the Company, to any investment banker (other than Wellington Shields), consultant or to any other person as “Underwriter Compensation” in connection with the proposed public offering- or (vii) war or act of God or other calamity which would have substantial adverse effect or loss to the Company (viii) or the market for securities in general, or the Company's securities in particular, financial or economic conditions shall have materially changed from those reasonably foreseeable as of the date hereof as to render it impracticable in the Wellington Shields' judgment to make a public offering of the securities, or there has been a material adverse change in market levels for securities in general or financial or economic conditions which render it inadvisable to proceed; or (ix) any action, suit or proceeding, threatened or pending, at law or equity against the Company or by any Federal State or other commission, board or agency wherein any unfavorable result or decision could materially adversely affect the business, property, financial condition or income or earnings of the Company. If Wellington Shields   elects not to proceed with the offering as a result of the condition enumerated in clauses (i through ix) above, the Company shall reimburse Wellington Shields in full for its out-of-pocket expenses (including, without limitation, its legal fees and disbursements). After the execution of the Underwriting Agreement, in the event the offering is not consummated for any reason whatsoever, the Company shall reimburse Wellington Shields in full for its out-of-pocket expenses less amounts previously paid to it, as set forth in the Underwriting Agreement.

This letter shall be deemed to have been made and delivered in New York, NY and shall be governed as to validity, interpretation, construction, effect and in all other aspects by the laws of the State of New York. The Company agrees that any legal suit, action or proceeding arising out of or relating to those letter shall by instituted exclusively in New York State Circuit Court or in the United States District Court; waives any objection to the venue of any such suit, action or proceeding and the right to assert such forum is not a convenient forum; and irrevocably consents to the jurisdiction of the New York State Circuit Court or the United States District Court in any such suit, action or proceeding,

The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Circuit Court or the United States District Court and agrees that service of process upon it mailed by certified mail to as address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

Except as otherwise set forth herein, the Company nor Wellington Shields will be under any obligation to the other, until both the Company and Wellington Shields have executed and delivered the Underwriting Agreement. It is Understood that this letter is merely a statement of intent and while the parties agree in principle to the contents hereof any legal obligations between the parties shall be only as set forth in a duly negotiated and executed Underwriting Agreement.

This shall be in form and content satisfactory to Wellington Shields, the Company and their respective counsel. This letter shall, nevertheless, constitute a binding agreement relative to the reimbursement of Wellington Shields’ expenses.

If the foregoing correctly sets forth our understanding with respect to the proposed offering on behalf of the Company, will you please so confirm by signing and returning one copy of this letter, whereupon we will instruct our counsel to cooperate with counsel for the Company in the preparation of the appropriate Registration Statement under the Act, the Underwriting Agreement and related documents so as to expedite the successful consummation of the public offering.

Wellington Shields will remain committed to entering into this agreement provided it is executed by you on or before August 2, 2013.

Accepted and Confirmed on this 2nd day of August 2013.

WELLINGTON SHIELDS and CO.

By:
Edward Cabrera
Head of Investment Banking

NATIONAL AUOTMATION SERVICES, INC.

By:
Mr. Robert Chance
Chief Executive Officer